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                                                                     Exhibit 5.1

                         [Baker & McKenzie Letterhead]





SAFLINK Corporation
18650 N.E. 67/th/ Court, Suite 210
Redmond, Washington 98052

Ladies and Gentlemen:

     Re:  Validity of Common Stock
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Ladies and Gentlemen:

     We are rendering this opinion in connection with the registration, pursuant to a registration statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), of 13,010,706 shares of common stock, par value $0.01 per share, (the "Shares")of SAFLINK Corporation, a Delaware corporation (the "Company"). The Shares consist of 12,273,206 shares of Common Stock which are issued and outstanding (the "Issued Shares") and 737,500 shares of Common Stock which are issuable upon the exercise of certain outstanding warrants (the "Warrant Shares").

     In connection with the preparation of this opinion, we have examined the minute books and stock records as presented to us by the Company, the Certificate of Incorporation and the By-Laws of the Company, the Registration Statement, copies of resolutions duly adopted by the Board of Directors of the Company relating to the authorization and issuance of the Shares. In addition, we have reviewed such other documents and instruments and have conferred with various officers and directors of the Company and have ascertained or verified to our satisfaction such additional facts with respect to the Company as we have deemed necessary or appropriate for the purposes of this opinion.

     We have assumed for purposes of this opinion that all applicable laws, rules and regulations in effect at the time of the issuance of the Issued Shares were, and with respect to the Warrant Shares, will be, the same as such laws, rules and regulations in effect as of the date hereof.

     Based on the foregoing, we are of the opinion that, subject to the effectiveness of the Registration Statement and compliance with applicable state securities laws, the Issued Shares are duly authorized, validly issued, fully paid and nonassessable and that, when issued and paid for in accordance with the terms of the warrants, the Warrant Shares will be duly authorized, validly issued, fully paid and nonassessable.
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     We hereby consent to all references to our firm in the Registration
Statement and to the filing of this opinion by the Company as an exhibit to the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the Securities Act.

     We are licensed to practice law in the District of Columbia and do not hold ourselves out to be experts on the laws of any jurisdictions other than the District of Columbia, and the United States of America. Accordingly, the opinions expressed herein are specifically limited to the laws of the District of Columbia and the Federal Law of the United States of America.


                                                          Very truly yours,


                                                          /s/ Baker & McKenzie


                                                          Baker & McKenzie